Exhibit 3.1

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City,
Nevada 89701-4201 (775) 684-5708

Filed in the Office of	Record Number E0343492010-7
FVAguilar	Filing Number F202610051031
Secretary of State State Of Nevada	Filed On 09/26/2026 02:46 PM
	Number of Pages 5

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.380, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: Waste Energy Corp.

Entity or Nevada Business Identification Number (NVID): E0343492010-7

2. Restated or Amended and Restated Articles: (Domestic corporations)

If restating, complete sections 1, 2, and 7. If amending and restating, complete sections 1, 2, 3, 6 and 7.

You must include the Restated Articles or the Amended and Restated Articles with this filing.

Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ **Restated Articles:** The articles are being restated without any changes and include all amendments made up to the date of this certificate.

The certificate must be signed by an officer of the corporation.

Statutory Statement: The officer signing this certificate confirms that they are authorized to do so by a board resolution adopted on the date listed, and that this certificate accurately reflects the articles of incorporation as amended as of that date.

Date the board of directors adopted the resolution to approve the restated articles:

Date:

☐ **Amended and Restated Articles:** The articles are being restated to include all previous amendments and the current changes.

3. Amendment Filing Type: (Select only one box)

Domestic Corporation
If amending, complete sections 1, 3, 6 and 7.

☐ Certificate of Amendment to Articles of Incorporation - Before Issuance of Stock (Pursuant to NRS 78.380)

Statutory statement: The signers are at least two-thirds of the incorporators or two-thirds of the board of directors, and as of the date of the certificate, the corporation has not issued any voting stock.

☑ Certificate of Amendment to Articles of Incorporation - After Issuance of Stock (Pursuant to NRS 78.385 and 78.390)

☐ Check this box if the amendment is for a name change only.
- No stockholder approval is required for a name change under NRS 78.390(8).

☑ If the amendment includes other changes, confirm the following:
- The proposed amendment(s) were submitted to the stockholders for approval.
- Stockholders holding at least a majority of the voting power (or greater, if required by the articles or law) approved the amendment(s).
- Voting Results (e.g., number of shares for/against or percentage approved):

165950837

You must include the filing fee with this form. See the instructions for more information.

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.38, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Officer's Statement:

Foreign corporations only. Complete 1, 4, 6 and 7.

Name used in the home state (if different from the name used in Nevada): Waste Energy Corp.

Jurisdiction of formation (state or country): USA, Nevada

Attach a certified copy or certificate showing that amendments were filed in the state where the corporation was formed.

5. Effective Date and Time: (Optional)

Date: 09/28/2026 Time: 09:00

Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.

6. Describe the Changes:

Applicable changes (select all that apply):

- ☐ The entity name has changed
- ☐ The registered agent has changed (attach Certificate of Acceptance from new registered agent)
- ☐ The entity's purpose has changed
- ☐ The initial Board of Directors/ Trustees or Stockholders from the organization have changed
- ☐ IRS tax language added.
- ☐ The organization changed the articles
- ☐ The organization deleted articles
- ☑ The authorized shares have been amended
- ☐ Other

The organization amended the articles as follows: (provide article numbers, if available)

We approved the increase to the authorized shares from 400 Million to 1.6 Billion by written consent of the majority of the issued and outstanding shares or 165,950,544 or 50.38%of the 329,375,544 issued and outstanding on the record date.

(attach additional page[s] if necessary)

7. Signature: (Required)

Print First Name: Scott

Print Last Name: Gallagher

X Scott Gallagher
Signature

Title: President

Attach additional page(s) if additional signatures are necessary.

[FOR OFFICE USE ONLY — Nevada Secretary of State]

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

1. Name of corporation:

Waste Energy Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

The article of the Articles of Incorporation governing authorized capital stock is amended and restated to read in its entirety as follows:

> *"The total number of shares of capital stock which the Corporation is authorized to issue is 1,600,000,000 shares of common stock, par value $0.001 per share."*

3. Authorized Stock: (number of shares corporation is authorized to issue)

Number of shares with par value: 1,600,000,000

Par value per share: $0.001

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation, have voted in favor of the amendment is:

The amendment was approved, without a meeting, by the written consent of stockholders pursuant to Section 78.320(2) of the Nevada Revised Statutes and Section 2.11 of the Company's Bylaws. As of the record date of 5:00 p.m. Eastern Time on September 18, 2026, 329,375,544 shares of common stock were issued and outstanding and entitled to act by written consent, each share entitled to one vote. Valid written consents in favor of the amendment were received from holders of record representing:

165,950,837 shares of common stock, of 329,375,544 shares outstanding and entitled to consent (constituting more than a majority of the voting power entitled to act as of the record date, and exceeding the 164,687,673-share threshold required for approval). No shares were voted against the amendment and no shares abstained.

4. Effective date and time of filing: (optional) Date: 9/29/2026 Time: 9:00 AM EST.

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Scott Gallagher
Scott Gallagher (Sep 26, 2026 17:13:34 EDT)

Signature of Officer — Scott Gallagher, Chairman, President and Chief Executive Officer

***If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.**

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.